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                                                                   PRESS RELEASE
                                                           For Immediate Release

                                                                        Contact:
                                             Robert D. Sznewajs, President & CEO
                                                                  (503) 684-0884

                                 Anders Giltvedt, Executive Vice President & CFO
                                                                  (503) 598-3250



              WEST COAST BANCORP ISSUES TRUST PREFERRED SECURITIES

LAKE OSWEGO, OR - DECEMBER 18, 2001 - West Coast Bancorp (NASDAQ: WCBO) today announced it has raised $5 million from its participation in a pooled trust preferred offering. The Company issued long-term floating rate trust preferred securities and, at the same time, entered into a swap agreement fixing the interest rate on the securities for five years. The securities are redeemable by the Company at any time after five years and under certain other circumstances. Keefe, Bruyette & Woods and First Tennessee Capital Markets managed the offering.

CFO Anders Giltvedt stated, "This issuance is consistent with our efforts to increase return on common equity and we believe this is an opportune time to issue trust preferred securities."

Proceeds from the issuance will be used for general corporate purposes, including the Company's ongoing common stock repurchase program.

West Coast Bancorp is a northwest bank holding company with $1.4 billion in assets, operating 42 offices in Oregon and Washington. West Coast Bancorp is the parent company of West Coast Bank and West Coast Trust. It is the largest publicly traded bank holding company headquartered in Oregon. The organization offers a broad range of banking, investment, fiduciary and trust services.

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), and this statement is included for the express purpose of protecting West Coast Bancorp under the Act's safe harbor provisions. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, such as the following: the Company's stock market price level, availability and liquidity of the Company's stock, conditions in the stock market, general economic conditions; business conditions in the banking industry; the regulatory environment; new legislation; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. West Coast Bancorp undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Website: www.wcb.com

Editor's Note: West Coast Bancorp (WCB) is not West Coast Bancorp of California